Exhibit 99.1

For investor information contact:

Heidi Flannery, Investor Relations

(510) 743-1718

investor@volterra.com

Volterra Announces Appointment of Simon Biddiscombe, CEO and President of QLogic Corporation, to Board of Directors

FREMONT, Calif., December 6, 2012 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that Simon Biddiscombe has been appointed to its Board of Directors, effective December 5, 2012.

Mr. Biddiscombe currently serves as President and Chief Executive Officer, and as a member of the board of directors, of QLogic Corporation, a global leader in the design and manufacture of high performance networking equipment. Mr. Biddiscombe has served in such roles at QLogic since 2010, having previously held positions as Senior Vice President and Chief Financial Officer since April 2008. Mr. Biddiscombe previously was Senior Vice President, CFO, Treasurer, and Secretary for Mindspeed Technologies, a leading supplier of semiconductor solutions for network infrastructure applications, from 2003 to 2008. He holds a B.A.(Hons) in Business Studies and is a Fellow of the Institute of Chartered Accountants in England and Wales.

“We are extremely pleased to have Simon join our Board,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “His extensive leadership experience in the networking equipment industry will provide us with valuable insight into one of our key strategic markets.”

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.

Forward-Looking Statements:

This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.